Amended and Restated

ALAMO GROUP

INCENTIVE COMPENSATION PLAN

The purpose of the Alamo Group Incentive Compensation Plan (ICP) is to enhance the company’s performance by providing incentive based compensation to key managers who have the ability by the nature of their positions to significantly affect the operational effectiveness and financial performance of the Company or one of its subsidiaries.  The goal of the Plan is to tie the individual’s objectives with those of the Company and the shareholders.

The plan consists of both an Objective and Subjective component.  At the incentive Target level, 75% of each participant’s potential ICP incentive payment is derived from the Objective component of the Plan and 25% is derived from the Subjective component.  All estimated incentive payments under the Plan shall be accrued and expensed monthly during each Plan Year and paid within 75 days after the end of the Plan Year.

The primary Objective component of the ICP is generally based on the relationship between Actual Earnings and Target Earnings for each subsidiary, division and the Company which when based on Company-wide performance may be done on the basis of diluted earnings per share.  Target Earnings for the Company and its divisions and subsidiaries will be determined before the beginning of each Plan Year by the Compensation Committee of the Board of Directors based on management’s recommendations, earnings trends to date, projected earnings and on the Committee’s judgment of a reasonable target considering the performance of comparable businesses, anticipated market conditions and appropriate goals for both earnings growth and return on assets.  Some key personnel participating in the ICP Plan may have one or more Objective components in addition to Earnings.

The Company, subject to the Committee’s approval, may change the Objective measures from year to year if it deems other measures more appropriate to more effectively focus efforts and achieve priority objectives.  The criteria for Actual results would change accordingly.

Actual Earnings will be the diluted earnings per share or earnings before interest and taxes (EBIT) calculated in a consistent manner with the Target Earnings and including adequate accruals to cover the projected payouts under the ICP Plan.  Actual Earnings for any given year are subject to adjustment by the Committee if deemed appropriate for the effect of items such as extraordinary additions to or reversals of reserves, acquisitions and divestitures, gains or losses from the sale of assets and operating income and expenses of discontinued operations.

For the Subjective Component of the ICP, the Committee, in its sole discretion, can establish the applicable ICP incentive payment payable for that year for a participant at anywhere between 0% and 150% of the Target ICP incentive payment for the participant based on such goals, criteria and other factors as the Committee, in its sole discretion, deems relevant.

At the beginning of each Plan Year a Target ICP incentive payment will be set for each participant expressed as a percent of base salary and submitted to the Committee for approval.  The Actual ICP incentive payment will be determined at the end of the Plan Year and paid before March 15.

The Objective component of the ICP payment can range from 0% to 200% of the Target ICP incentive payment.  The Subjective component of the ICP incentive payment can range from 0% to 150% of the Target ICP incentive payment.

The Company, in its sole discretion, reserves the right to modify or terminate the Plan and/or discontinue payments under the Plan at any time prior to payments being made. If ICP payments are made and it is later determined, for any reason, that adjustments are necessary which would indicate a lesser incentive payment than paid, future incentive payments will be adjusted in an amount equal to the over-payment.

The Compensation Committee, in its sole discretion, is entitled to interpret the ICP.  Incentives payouts under the ICP Plan are not deemed earned until paid and participants have no rights to any payments under the ICP until payments under the ICP are made.

Revision Date:  3-10-2011

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